Exhibit 99.1

Filed by Mackinac Financial Corporation

Pursuant to Rule 425 under the Securities Act of 1933

Commission File No.: 000-20167

Subject Company: First Federal of Northern Michigan Bancorp, Inc.

FOR IMMEDIATE RELEASE

mBank Announces Nomination of Martin A. Thomson for Expected Appointment to Board of Directors

MANISTIQUE, Mich., March 29, 2018— The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, announced today that Martin A. Thomson has been nominated for appointment to its Board of Directors, with such appointment subject to the closing of the merger agreement with First Federal of Northern Michigan Bancorp, Inc. [OTC: FFNM] (FFNM), the holding company for First Federal of Northern Michigan.  As previously announced, the merger agreement provides for a current director of FFNM to be appointed to Mackinac’s Board promptly following the closing.

“Our bank is fortunate to have an outstanding Board of Directors. We are pleased to have Marty nominated to join our team,” commented Paul Tobias, Mackinac’s Chairman of the Board. “He has vast experience as both an executive and a board member in the financial industry. His remarkable achievements, as well as his insight into the local business landscape, will help him make many valuable contributions to our bank’s continued growth and success.”

Thomson has served as Chairman of the Board of Directors of First Federal of Northern Michigan Bancorp, Inc. since May 2008. He was President and Chief Executive Officer of the Company and Bank from May 2001, and previously held the position of President and Chief Executive Officer of Presque Isle Electric and Gas Co-op., Onaway, Michigan. Thomson has been a director of First Federal of Northern Michigan since 1986 and a director of its holding company First Federal of Northern Michigan Bancorp, Inc. since its formation in November 2000.

Additionally, Thomson has owned and operated several successful businesses, including Corner Depot, Inc. Thomson Company Inc., and Marty Thomson Builders, worked as a Vocational Building Trades Instructor for the Alpena Public Schools, and has volunteered his time and expertise on many community boards and committees such as, Mid-Michigan Health Regional Hospital Financial Oversight Committee, Alpena Downtown Development Association Board of Directors, Alpena Community College Financial Committee, Wolverine Supply Cooperative Board, and the Habitat for Humanity Board.

“I’m honored to be nominated for appointment to Mackinac and mBank’s Board of Directors,” said Thomson. “I admire their unwavering focus and commitment to their clients and the communities they serve. I’m looking forward to working with their first-class management team.”

The appointment of Thomson to mBank’s Board of Directors is expected to take place shortly following the closing of the merger agreement between First Federal of Northern Michigan Bancorp Inc. and Mackinac Financial Corporation.  The closing remains subject to approval by FFNM and MFNC shareholders, approval by federal and state regulatory authorities, and the satisfaction of other customary closing conditions provided in the merger agreement.

About Mackinac Financial Corporation

Headquartered in Manistique, Michigan, mBank is the principal subsidiary of Mackinac Financial Corporation whose common stock is traded on the NASDAQ stock market as “MFNC.” With assets in excess of $980 million, the community bank empowers individuals and small- to medium-sized businesses with smart financing and depository solutions for peace of mind.

Additional Information for Shareholders

Communications in this document do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, on March 16, 2018, Mackinac filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 that included a joint Proxy Statement of FFNM and Mackinac and a Prospectus of Mackinac, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the Proxy Statement/Prospectus), as well as other filings containing information about Mackinac, may be obtained at the SEC’s Internet site (http://www.sec.gov). The Proxy Statement/Prospectus and the other filings when they become available may also be obtained free of charge at mBank’s website at www.bankmbank.com under the tab “MFNC Investor Relations,” and then under the tab “SEC Filings.”

The directors, executive officers, and certain other members of management and employees of Mackinac may be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of FFNM. Information about the directors and executive officers of Mackinac is included in the Registration Statement and the proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on April 25, 2017. The directors, executive officers, and certain other members of management and employees of FFNM may also be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of FFNM. Information regarding the interests of such participants is also included in the Registration Statement.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in Mackinac’s filings with the SEC. Risks and uncertainties related to Mackinac and FFNM include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (2) the outcome of any legal proceedings that may be instituted against Mackinac or FFNM; (3) the inability to complete the transactions contemplated by the definitive agreement due to the failure to satisfy conditions to completion, including the receipt of regulatory approval; (4) risks that the proposed transaction may disrupt current plans and operations, and the potential difficulties in employee retention as a result of the transaction; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) increased levels of non-performing and repossessed assets that may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (12) the results of regulatory examinations; and (13) increased competition with other financial institutions. You should not place undue reliance on forward-looking statements, and Mackinac undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.